Exhibit 3.2

AMENDED AND RESTATED BYLAWS OF

INTREPID POTASH, INC.

(THE “CORPORATION”)

ARTICLE I
OFFICES

Section 1.01           Delaware Office.  The registered office of the Corporation required by the General Corporation Law of the State of Delaware (the “DGCL”) to be maintained in Delaware shall be as set forth in the restated certificate of incorporation of the Corporation (the “Certificate of Incorporation”), unless changed as provided by law

Section 1.02           Other Offices.  The Corporation may also have an office or offices and keep the books and records of the Corporation, except as otherwise may be required by law, in such other place or places, either within or outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 2.01           Place of Meetings.  Each meeting of the stockholders of the Corporation shall be held at such place, either within or outside the State of Delaware, as may be designated in the notice of such meeting, or, if no place is designated in such notice, at the principal office of the Corporation.  The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communications in accordance with the DGCL.

Section 2.02           Annual Meetings.  An annual meeting of the stockholders of the Corporation shall be held on such date, at such place, if any, and at such time as may be determined by the Board, for the purpose of electing directors and for the transaction of such other business as may properly come before such meeting.

Section 2.03           Special Meetings.  Special meetings of the stockholders of the Corporation, for any purpose or purposes, unless otherwise prescribed by law or the Certificate of Incorporation, may be called only by the Board pursuant to a resolution approved by the affirmative vote of a majority of the directors of the Corporation then in office.  Such resolution of the Board shall state the purpose or purposes of such proposed meeting.  Business transacted at any special meetings of the stockholders shall be limited to the purpose or purposes stated in the notice of the special meeting.

Section 2.04           Notice of Meetings.

(a)           Except as otherwise required herein, by the Certificate of Incorporation or by applicable law, whenever stockholders are required or permitted to take any action at a meeting, notice in writing or by electronic transmission of each meeting of the stockholders of the Corporation stating the place, if any, day and hour of such meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting of the stockholders of the Corporation, the purpose or purposes for which such meeting is called, shall be given in accordance with applicable law, not less than ten (10) nor more than sixty (60) days before the date of such meeting.

(b)           Notice shall be deemed to be given, if personally delivered, when delivered to the stockholder, and, if mailed, when deposited in the United States mail, postage prepaid, and if by electronic transmission, when given in accordance with applicable law.

(c)           When a meeting of the stockholders of the Corporation is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At such adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting of the stockholders of the Corporation.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for such adjourned meeting, notice of such adjourned meeting shall be given to each stockholder of record of the Corporation entitled to vote at the meeting in accordance with the foregoing provisions of this Section 2.04.

(d)           Notice shall be deemed to be given to all stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 233 of the DGCL.

Section 2.05           Quorum. At each meeting of stockholders of the Corporation, the holders of shares having a majority of the voting power of the issued and outstanding capital stock of the Corporation shall be present or represented by proxy to constitute a quorum for the transaction of business, except as otherwise provided by law.  Where a separate vote by a class or classes or series is required, a majority of the shares of such class or classes or series in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.  Abstentions and broker votes and broker nonvotes (only when accompanied by broker votes with respect to at least one matter at the meeting) are considered present and entitled to vote for purposes of establishing a quorum for the transaction of business at a meeting of stockholders.  A “broker vote” occurs when a broker votes the shares on any matter pursuant to either (i) the voting instructions and authority received from its client who is the beneficial owner of the shares or (ii) the broker’s discretionary authority to vote the shares under the applicable rules and regulations of the New York Stock Exchange, Inc. (the “NYSE”) or other national securities exchange governing the voting authority of brokers.  A “broker nonvote” occurs when a broker has not received voting instructions from its client who is the beneficial owner of the shares and the broker is barred from exercising its discretionary authority to vote the shares under the applicable rules and regulations of the NYSE or other securities exchange governing the voting authority of brokers.

Section 2.06           Adjournments. In the absence of a quorum at any meeting of stockholders or any adjournment or adjournments thereof, the Chairman of the Board or holders of shares having a majority of the voting power of the capital stock present or represented by proxy at the meeting may adjourn the meeting from time to time until a quorum shall be present or represented by proxy. At any such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called if a quorum had been present or represented by proxy.

Section 2.07           Notice of Stockholder Business and Nominations.

(a)           Annual Meetings of Stockholders.

(1)           Nominations of persons for election to the Board of the Corporation and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board or any committee thereof or (C) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 2.07 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.07.

(2)           For any nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(1) of this Section 2.07, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business other than the nominations of persons for election to the Board must constitute a proper matter for stockholder action.  To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation).  In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.  Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Corporation, (v) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (vi) a representation whether the stockholder or the beneficial owner, if any, intends to be or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination.  The foregoing notice requirements of this paragraph (a) of this Section 2.07 shall be deemed satisfied by a stockholder with respect to business or a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal or make a nomination at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal or nomination has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.  The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(3)           Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 2.07 to the contrary, in the event that the number of directors to be elected to the Board of the Corporation is increased effective at the annual meeting and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.07 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)           Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.  Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board or any committee thereof or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.07 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.07.  In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (a)(2) of this Section 2.07 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.  In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)           General.

(1)           Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 2.07 shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.07.  Except as otherwise provided by law, the chairperson of the meeting shall have the power and duty (A) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.07 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (a)(2)(C)(vi) of this Section 2.07) and (B) if any proposed nomination or business was not made or proposed in compliance with this Section 2.07, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.  Notwithstanding the foregoing provisions of this Section 2.07, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  For purposes of this Section 2.07, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(2)           For purposes of this Section 2.07, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3)           Notwithstanding the foregoing provisions of this Section 2.07, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.07; provided however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.07 (including paragraphs (a)(1)(C) and (b) hereof), and compliance with paragraphs (a)(1)(C) and (b) of this Section 2.07 shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the penultimate sentence of paragraph (a)(2) hereof, business brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time).  Nothing in this Section 2.07 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (b) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

Section 2.08           Proxies and Voting. Except as otherwise provided in the Certificate of Incorporation at each meeting of stockholders, each holder of shares of capital stock of the Corporation shall be entitled to one vote per share.  Except as otherwise provided in these Bylaws, the Certificate of Incorporation, applicable law or the rules and regulations of any stock exchange on which the Corporation’s stock is listed, or any other rule or regulation applicable to the Corporation or it stock, all matters shall be decided by a majority of the votes cast at such meeting of stockholders by the holders of shares of capital stock present or represented by proxy and entitled to vote thereon, a quorum being present.  For the avoidance of doubt, abstentions and broker nonvotes will not be counted as votes cast.  At any meeting of stockholders, every stockholder entitled to vote may vote in person or by proxy authorized in accordance with applicable law.  Unless otherwise provided by the Certificate of Incorporation, voting need not be by ballot.

Section 2.09           Inspectors.  For each election of directors by the stockholders and in any other case in which it shall be advisable, in the opinion of the Board, that the voting upon any matter shall be conducted by inspectors of election, the Board shall appoint an inspector or inspectors of election.  If, for any such election of directors or the voting upon any such other matter, any inspector appointed by the Board shall be unwilling or unable to serve, or if the Board shall fail to appoint inspectors, the chairperson of the meeting shall appoint the necessary inspector or inspectors.  The inspector(s) so appointed, before entering upon the discharge of their duties, shall be sworn faithfully to execute the duties of inspectors with strict impartiality, and according to the best of their ability, and the oath so taken shall be subscribed by them.  Such inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each of the shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders.  On request of the chairperson of the meeting or any stockholder entitled to vote thereat, the inspectors shall make a report in writing of any challenge, question or matter determined by them and shall execute a certificate of any fact found by them.  No director or candidate for the office of director shall act as an inspector of election of directors.  Inspectors need not be stockholders.

Section 2.10           Stock List.  A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares which are registered in such stockholder’s name, shall be maintained by the Corporation and open to the examination of any such stockholder, for any purpose germane to the meeting, (i) during ordinary business hours for a period of at least ten (10) days prior to the meeting at the principal place of business of the Corporation or (ii) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting.  The stock list shall also be kept at the place of the meeting during the whole time thereof and shall be open to the examination of any such stockholder who is present for any purpose germane to the meeting.  The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this section or to vote in person or by proxy at any meeting of stockholders.

Section 2.11           Organization.  Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his or her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting.  The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.12           Conduct of Meetings  The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting.  The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the opening and closing of the polls; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.  The chairperson of any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.  Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE III
DIRECTORS

Section 3.01           Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided in the DGCL or the Certificate of Incorporation.

Section 3.02           Number; Terms and Vacancies.  The number of directors of the Corporation shall be fixed in accordance with the terms of the Certificate of Incorporation.  The directors shall be divided as evenly as possible into three classes as provided in the Certificate of Incorporation.  At each annual meeting of the stockholders of the Corporation, the successors of that class of directors of the Corporation whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of the stockholders of the Corporation following the annual meeting at which they are elected.  Each director of the Corporation shall hold office until his or her successor shall be duly qualified and elected, subject, however, to such director’s earlier death, resignation, retirement or removal.  Any newly created directorship or vacancy shall be filled as set forth in the Certificate of Incorporation.  No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director, except as may be provided for in a Preferred Stock certificate of designation with respect to any additional director elected by the holders of the applicable series of Preferred Stock.

Section 3.03           Qualifications; Election.  Directors shall be at least 21 years of age.  Directors need not be stockholders.  Except as otherwise provided by these Bylaws, each director shall be elected by the affirmative vote of a majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if, as of the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast.  For purposes of this Section 3.03 of these Bylaws, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that director’s election).

In order for any incumbent director to become a nominee of the Board for further service on the Board, such person must submit an irrevocable resignation, contingent on (i) that person not receiving a majority of the votes cast in an election that is not a Contested Election, and (ii) acceptance of that proffered resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose.  In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the Nominating and Corporate Governance Committee of the

Board, or such other committee designated by the Board pursuant to these Bylaws, shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken.  The Board shall act on the proffered resignation, taking into account the applicable committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety (90) days following certification of the election results.  The committee in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.

If the Board accepts a director’s resignation pursuant to this Section 3.03, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of may fill the resulting vacancy pursuant to Article V, Section 5.02 of the Certificate of Incorporation.

Section 3.04           Place of Meetings.  Meetings of the Board shall be held at the Corporation’s office in the State of Delaware or at such other places, within or outside such State, as the Board may from time to time determine or as shall be specified or fixed in the notice or waiver of notice of any such meeting.

Section 3.05           Regular Meetings.  Regular meetings of the Board shall be held without notice as determined by the Board by resolution.

Section 3.06           Special Meetings.  Special meetings of the Board may be called by a majority of the directors then in office or by the Chairman of the Board and shall be held at such place, on such date, and at such time as they or he or she shall fix.

Section 3.07           Notice of Meetings.  Notice of each special meeting of the Board stating the time, place and purposes thereof, shall be provided (i) if mailed, not less than five (5) days prior to the meeting, addressed to such director at his or her residence or usual place of business, or (ii) by courier or by facsimile or other electronic transmission (including email) or other similar method at least twenty-four (24) hours before the meeting.

Section 3.08           Quorum and Manner of Acting.  The presence of at least a majority of the directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board.  If a quorum shall not be present at any meeting of the Board, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Except where a different vote is required or permitted by law, the Certificate of Incorporation or these Bylaws or otherwise, the act of a majority of the directors present at any meeting at which a quorum shall be present shall be the act of the Board.  Any action required or permitted to be taken by the Board may be taken without a meeting if all the directors consent thereto in writing or by electronic transmission, and the writing or writings, or the transmission or transmissions, are filed with the minutes of the proceedings of the Board.  Any one or more directors may participate in any meeting of the Board by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.  Participation by such means shall be deemed to constitute presence in person at a meeting of the Board.

Section 3.09           Resignation.  Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation.  Any such notice provided to the Board, the Chairman of the Board, the Chief Executive Officer of the Corporation or the Secretary of the Corporation shall be deemed to constitute notice to the Corporation.  Such resignation shall take effect upon delivery, unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.

Section 3.10           Compensation of Directors.  The Board may provide for the payment to any of the directors of a specified amount for services as director or member of a committee of the Board, or of a specified amount for attendance at each regular or special Board meeting or committee meeting, or of both, and all directors shall be reimbursed for expenses of attendance at any such meeting; provided, however, that nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV
COMMITTEES OF THE BOARD

Section 4.01           Appointment and Powers of Audit Committee.  The Board shall establish an Audit Committee consisting of at least three members.  The Audit Committee shall have the duties and responsibilities set forth in the Audit Committee Charter established by the Board.

Section 4.02           Appointment and Powers of Nominating and Corporate Governance Committee.  The Board shall establish a Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee shall have the duties and responsibilities set forth in the Nominating and Corporate Governance Committee Charter established by the Board.

Section 4.03           Appointment and Powers of Compensation Committee.  The Board shall establish a Compensation Committee.  The Compensation Committee shall have the duties and responsibilities set forth in the Compensation Committee Charter established by the Board.

Section 4.04           Other Committees.  The Board shall establish such other committees of the Board as the Board may determine.  Such committees shall in each case consist of such number of directors as the Board may determine, and shall have and may exercise, to the extent permitted by law, such powers as the Board may delegate to them in the respective resolutions appointing them.

Section 4.05           Process.  A majority of the members of any committee of the Board shall constitute a quorum for the transaction of business by the committee and the act of a majority of the members of such committee present at a meeting at which a quorum shall be present shall be the act of the committee.  Each committee of the Board may determine its manner of acting and fix the time and place of its meetings, unless the Board shall otherwise provide.

Section 4.06           Action Without a Meeting; Participation by Telephone or Similar Equipment.  Unless the Board shall otherwise provide, any action required or permitted to be taken by any committee may be taken without a meeting if all members of the committee consent thereto in writing or by electronic transmission and the consent or consents, or the transmission transmissions, are filed with the minutes of the proceedings of the committee.  Unless the Board shall otherwise provide, any one or more members of any such committee may participate in any meeting of the committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.  Participation by such means shall constitute presence in person at a meeting of the committee.

Section 4.07           Resignations; Removals.  Any member of any committee may resign from such committee at any time by giving notice to the Board of such resignation.  Notice to the Board, the Chairman of the Board, the Chief Executive Officer of the Corporation, the chairperson of such committee or the Secretary of the Corporation shall be deemed to constitute notice to the Corporation.  Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.  Any member of any such committee may be removed at any time, either with or without cause, by the affirmative vote of a majority of the directors.  Any vacancies on any committee of the Board shall be filled in the manner set forth above in respect of the appointment of such committee.

ARTICLE V
OFFICERS

Section 5.01           Number and Qualification.  The officers of the Corporation shall consist of the following as designated from time to time by the Board:  a Chairman of the Board or Executive Chairman of the Board, an Executive Vice Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice

Presidents, a Secretary and such other officers as may from time to time be elected by the Board.  Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.  Any number of offices may be held by the same person.

Section 5.02           Chairman of the Board.  The Chairman of the Board shall be a director and shall preside at all meetings of the stockholders and directors or may designate another director to so preside.  If designated an Executive Chairman of the Board, the Chairman of the Board shall be the principal executive officer of the Corporation when the position of Chief Executive Officer is vacant and shall be responsible for planning and overseeing the implementation of the overall strategic direction of the Corporation and such other duties as the Board may determine.

Section 5.03           Executive Vice Chairman of the Board.  The Executive Vice Chairman of the Board, if any, shall be a director and, if the Chairman of the Board is unavailable to do so, shall preside at meetings of the stockholders and directors or may designate another director to so preside.  The Executive Vice Chairman of the Board shall advise the Corporation on the strategic direction of the Corporation as well as the technical aspects of the Corporation’s business and as to such other matters as the Board may from time to time request.

Section 5.04           Chief Executive Officer.  The Chief Executive Officer, if any, shall supervise the daily operations of the business of the Corporation.  Subject to the provisions of these Bylaws and to the direction of the Chairman of the Board or the Board, he or she shall perform all duties and have all powers which are commonly incident to the office of Chief Executive Officer or that are delegated to him or her by the Chairman of the Board or the Board.  He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 5.05           President.  The President of the Corporation, if any, shall, subject to the direction and supervision of the Board, perform all duties incident to the office of President and as from time to time may be assigned to him or approved by the Board.  At the request of the Chief Executive Officer of the Corporation or in his or her absence or in the event of his or her inability or refusal to act, the President of the Corporation shall perform the duties of the Chief Executive Officer of the Corporation, and when so acting shall have all the powers and be subject to all the restrictions of the Chief Executive Officer of the Corporation.

Section 5.06           Chief Operating Officer.  The Chief Operating Officer of the Corporation, if any, shall, subject to the direction and supervision of the Board, supervise the day to day operations of the Corporation and perform all other duties incident to the office of Chief Operating Officer as from time to time may be assigned to him or her by the Chairman of the Board of the Corporation, the Board or the Chief Executive Officer of the Corporation.  At the request of the President of the Corporation, or in his or her absence or inability or refusal to act, the Chief Operating Officer of the Corporation shall perform the duties of the President of the Corporation, and when so acting shall have all the power of and be subject to all the restrictions upon the President of the Corporation.

Section 5.07           Chief Financial Officer.  The Chief Financial Officer of the Corporation shall: (i) be the principal financial officer of the Corporation (ii) upon request of the Board, make such reports to it as may be required at any time; and (iii) perform all duties incident to the office of Chief Financial Officer and treasurer and such other duties as from time to time may be assigned to him or her by the Board or by the Chief Executive Officer of the Corporation.  Treasurers and assistant treasurers of the Corporation, if any, shall have the same powers and duties, subject to the supervision by the Chief Financial Officer of the Corporation.

Section 5.08           Vice President.  Each Vice President shall have such powers and duties as may be delegated to him or her by the Chairman of the Board, the Chief Executive Officer or the Board.

Section 5.09           Secretary.  The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board.  He or she shall have charge of the corporate books and shall perform such other duties as the Chairman of the Board or the Board may from time to time prescribe.  Assistant secretaries of the Corporation, if any, shall have the same duties and powers, subject to supervision by the Secretary.

Section 5.10           Controller.  The Controller, if any, shall have direct responsibility for and supervision of the accounting records of the Corporation and of its subsidiaries and managed affiliated corporations, and shall see that adequate examination and audits thereof are currently and regularly made.  He or she shall have such other powers and perform such other duties, as may be prescribed by the Board or be assigned to him or her by the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer.

Section 5.11           Delegation of Authority.  To the fullest extent permitted by law, the Chairman of the Board or the Board may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 5.12           Removal.  Any officer of the Corporation may be removed at any time, with or without cause, by the Chairman of the Board, the Chief Executive Officer or the Board.

Section 5.13           Resignation.  Any officer may resign at any time by giving written notice to the Corporation; provided, however, that notice to the Board, Chairman of the Board, the Chief Executive Officer or the Secretary shall be deemed to constitute notice to the Corporation.  Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5.14           Vacancies.  Any vacancy among the officers, whether caused by death, resignation, removal or any other cause, shall be filled in the manner prescribed for election or appointment to such office.

Section 5.15           Action with Respect to Securities of Other Corporations.  Unless otherwise directed by the Board, the Chief Executive Officer, the Chief Financial Officer, the President or any Vice President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

Section 5.16           Bonds of Officers.  If required by the Chairman of the Board or the Board, any officer of the Corporation shall give a bond for the faithful discharge of his or her duties in such amount and with such surety or sureties as the Board may require.

ARTICLE VI
CAPITAL STOCK

Section 6.01           Certificates of Stock.  Shares of stock of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares.  Each holder of stock represented by a certificate shall be entitled to a certificate signed by, or in the name of the Corporation by, the Chairman of the Board, Chief Executive Officer or a Vice President, and by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be by facsimile.

Section 6.02           Transfers of Stock.  Where shares of stock are represented by a certificate, transfers of shares shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation, and where shares of stock are uncertificated, such shares may be transferred in accordance with applicable law.

Section 6.03           Lost, Stolen or Destroyed Certificates.  In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board may establish concerning proof of such loss, theft or destruction and concerning the giving of satisfactory bond or bonds of indemnity.

Section 6.04           Regulations.  The issue, transfer, conversion and registration of certificates of stock or uncertificated shares shall be governed by such other regulations as the Board may establish.

ARTICLE VII
WAIVER OF NOTICES

A written waiver of any notice, signed by a stockholder, director, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such stockholder, director, officer, employee or agent.  Neither the business nor the purpose of any meeting need be specified in such a waiver.

ARTICLE VIII
MISCELLANEOUS

Section 8.01           Record Date.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board adopts a resolution relating thereto.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 8.02           Facsimile Signatures.  In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board or a committee thereof.

Section 8.03           Corporate Seal.  The Board may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary of the Corporation. Duplicates of the seal may be kept and used by the Corporation’s Chief Financial Officer or Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 8.04           Reliance Upon Books, Reports and Records.  Each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 8.05           Fiscal Year.  The fiscal year of the Corporation shall end on December 31 of each year, or shall be as otherwise fixed by the Board.

Section 8.06           Time Periods.  In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

Section 8.07           Inconsistent Provisions.  In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Section 8.08           Forum for Adjudication of Disputes.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or these Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine.

ARTICLE IX
INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 9.01           Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 9.03 hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized in the first instance by the Board.

Section 9.02           Right to Advancement of Expenses.  The right to indemnification conferred in Section 9.01 hereof shall include the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter, an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article IX or otherwise.  The rights to indemnification and to the advancement of expenses conferred in Sections 9.01 and 9.02 hereof shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Section 9.03           Right of Indemnitee to Bring Suit.  If a claim under Section 9.01 is not paid in full by the Corporation within sixty (60) days (or, with respect to claims under Section 9.01, twenty (20) days) after a written claim has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee, to the fullest extent permitted by law, shall be entitled to be paid also the expense of prosecuting or defending such suit.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL.  Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.

Section 9.04           Non-Exclusivity of Rights; Effect of Amendment.  The rights to indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire by any statute, the Corporation’s Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.  Any amendment, alteration or repeal of this Article IX that adversely affects any right of an indemnitee or it successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

Section 9.05           Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 9.06           Indemnification of Employees and Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article IX with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE X
AMENDMENTS

The Board may from time to time make, amend, supplement or repeal these Bylaws by vote of a majority of directors then in office; provided, however, that the stockholders may change or amend or repeal any provision of these Bylaws by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock, voting together as a single class.  In addition to and not in limitation of the foregoing, these Bylaws or any of them may be amended or supplemented in any respect at any time at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting shall have been described or referred to in the notice of such meeting.

APPROVED by the Board on November 17, 2010.